Exhibit 99.3

CODEXIS, INC.

2022 EMPLOYMENT INDUCEMENT AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Codexis, Inc., a Delaware corporation (the “Company”), pursuant to its 2022 Employment Inducement Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of Common Stock upon vesting of such Restricted Stock Unit. This award of Restricted Stock Units is subject to all of the terms and conditions as set forth herein and in the Plan, the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Special Provisions for RSUs Granted to Participants Outside the U.S. (as applicable) attached hereto as Exhibit B (the “Non-U.S. Provisions”), each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice, the Agreement and the Non-U.S. Provisions.

Participant’s ID#:

Participant’s Name:

Grant Date:

Award Grant #:

Total Number of RSUs:

Vesting Schedule:	Shares	Vest Type	Vest Date

Termination:	Subject to Section 2.4 of the Agreement, if Participant experiences a Termination of Service prior to the applicable vesting date, all RSUs that have not become vested on or prior to the date of such Termination of Service (after taking into consideration any vesting that may occur in connection with such Termination of Service, if any) will thereupon be automatically forfeited by Participant without payment of any consideration therefor.

By executing this Grant Notice below, or clicking the Acceptance button if applicable, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, the Non-U.S. Provisions and this Grant Notice. Participant has reviewed the Agreement, the Plan, the Non.-U.S. Provisions and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement, the Non-U.S. Provisions and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, the Agreement or the Non-U.S. Provisions. In addition, Participant agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.7 of the Agreement by (i) withholding shares of Common Stock otherwise issuable to Participant upon vesting of the RSUs, (ii) instructing a broker on Participant’s behalf to sell shares of Common Stock otherwise issuable to Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.7 of the Agreement or the Plan.

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (the “Agreement”) is attached, Codexis, Inc., a Delaware corporation (the “Company”), has granted to Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Company’s 2022 Employment Inducement Award Plan, as amended from time to time (the “Plan”).

ARTICLE I

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 General. Each Restricted Stock Unit shall constitute a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Common Stock (subject to adjustment as provided in Section 12.2 of the Plan) solely for purposes of the Plan and this Agreement. Each Restricted Stock Unit shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Restricted Stock Unit vests pursuant to Section 2.3 hereof. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.

1.3 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II

GRANT OF RESTRICTED STOCK UNITS

2.1 Grant of RSUs. In consideration of Participant’s employment with the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant an award of RSUs as set forth in the Grant Notice.

2.2 Unsecured Obligation to Pay. Each RSU has a value equal to the Fair Market Value of a share of Common Stock on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Article II hereof, Participant will have no right to receive Common Stock under any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3 Vesting Schedule. Subject to Section 2.4 hereof, the RSUs awarded by the Grant Notice will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice to which this Agreement is attached (the “Vesting Schedule”), contingent upon the Participant’s continued employment or services through such dates, as a condition to the vesting of the applicable installment of the RSU and the rights and benefits under this Agreement.

2.4 Change in Control Treatment. In the event the successor corporation in a Change in Control refuses to assume or substitute for the RSUs in accordance with Section 12.2(d) of the Plan, the RSUs will vest as of immediately prior to the consummation of such Change in Control in accordance with Section 12.2(e) of the Plan.

2.5 Consideration to the Company. In consideration of the grant of the award of RSUs by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

2.6 Forfeiture, Termination and Cancellation upon Termination of Services. Upon Participant’s Termination of Service for any or no reason, the then-unvested RSUs subject to this Agreement (after giving effect to any accelerated vesting pursuant to Sections 2.3 or 2.4 hereof or any other written agreement between Participant and the Company) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. Subject to Section 2.3 or 2.4 or this Section 2.6, no portion of the RSUs which has not become vested as of the date on which Participant incurs a Termination of Service shall thereafter become vested.

2.7 Payment after Vesting.

(a) As soon as administratively practicable, and, in any event, within sixty (60) days, following the vesting of any Restricted Stock Units pursuant to Sections 2.3, 2.4 or 3.4 hereof, the Company shall deliver to the Participant a number of shares of Common Stock (by entering such shares in book entry form or, if determined by the Administrator or if required by any applicable law, rule or regulation, by delivering certificates evidencing shares of Common Stock) equal to the number of Restricted Stock Units subject to this award that vest on the applicable vesting date, unless such Restricted Stock Units terminate prior to the given vesting date pursuant to Section 2.6 hereof. Notwithstanding the foregoing, in the event shares of Common Stock cannot be issued pursuant to Section 2.9(a), (b) or (c) hereof, then the shares of Common Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that shares of Common Stock can be issued in accordance with Sections 2.9(a), (b) and (c) hereof.

(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant of RSUs or the issuance of shares of Common Stock. Such payment shall be made in such form of consideration acceptable to the Company which may, in the sole discretion of the Company, include:

(1)Cash or check;

(2)Surrender of shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable under the RSUs) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate payment required; or

(3) Other property acceptable to the Company in its sole discretion (including, without limitation, through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Common Stock then issuable under the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company upon settlement of such sale).

The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Participant or Participant’s legal representative or enter such share of Common Stock in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant of the RSUs or the issuance of shares of Common Stock.

2.8 Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 12.2 of the Plan.

2.9 Conditions to Delivery of Common Stock. Subject to Section 10.4 of the Plan, the shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock, treasury shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company on the open market. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b) The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such shares of Common Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.7 hereof; and

(e) The lapse of such reasonable period of time following the vesting of any Restricted Stock Units as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE III

OTHER PROVISIONS

3.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2 Tax Consultation. Participant understands that Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and the shares issuable with respect thereto). Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the RSUs and the issuance of shares with respect thereto and that Participant is not relying on the Company for any tax advice.

3.3 Tax-Related Items. Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or (at the discretion of the Administrator) employer’s national insurance contributions or equivalent social security contributions in any jurisdiction (collectively, “Tax-Related Items”) that is attributable to (a) the grant or exercise of, or any benefit derived by Participant from, the RSUs, (b) the acquisition by the Participant of the Common Stock on vesting of the RSUs, or (c) the disposal of any Common Stock.

3.4 Adjustments Upon Specified Events. The Administrator may accelerate payment and vesting of the Restricted Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 12.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Restricted Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Restricted Stock Units. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.

3.5 Grant is Not Transferable. During the lifetime of Participant, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 3.5 shall not prevent transfers by will or applicable laws of descent and distribution.

3.6 Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.7 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.7, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.8 Participant’s Representations. If the shares of Common Stock issuable hereunder have not been registered under the Securities Act or any applicable state or foreign laws on an effective registration statement at the time of such issuance, Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

3.9 Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.10 Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.11 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.12 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.

3.13 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.5 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.14 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.15 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

3.16 Section 409A. Neither the RSUs nor this Agreement is intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, notwithstanding anything to the contrary, the shares of Common Stock issuable hereunder shall be distributed no later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following Participant’s first taxable year in which the RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third (3rd) month following the first taxable year of the Company in which the RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. Nevertheless, to the extent that the Administrator determines that any RSUs may not be exempt from (or compliant with) Section 409A of the Code, the Administrator may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the RSUs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code.

3.17 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.18. Data Privacy.

(a) The Participant is hereby informed of the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, his or her employer, the Company and its subsidiaries (each acting as individual data controllers) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. This processing of personal data is therefore based on the legal ground of necessity for the execution of this Agreement.

(b) The Participant understands that his or her employer, the Company and its subsidiaries, as applicable, hold certain personal information about the Participant regarding his or her employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, including, but not limited to, the Participant’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c) The Participant understands that the Data may be transferred to any third parties whose assistance is required for the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country, or elsewhere and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. Insofar as the legislation of the recipient’s country is not deemed to provide adequate legal protection of the personal data of the Participant, standard contractual clauses (in the format approved by the European Commission) will be entered into to legitimize such transfer. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant recognizes that the recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, which may also include any requisite transfer of such Data as may be required to a broker or other third party.

(d) The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Afterwards, they will be deleted or archived.

(e) The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments or rectifications to the Data, request the restriction or portability hereof, or object to the processing hereof, in any case without cost (except in case of manifestly unfounded or excessive requests, in which case a reasonable fee can be charged), by contacting in writing the Participant’s local human resources representative. The Participant may also submit a complaint to its local data protection authority, as applicable (list of authorities: https://edpb.europa.eu/about-edpb/board/members_en). The Participant understands, however, that this may affect the Participant’s ability to participate in the Plan (as the processing of the Data is necessary for the execution of this Agreement). For more information, the Participant understands that the Participant may contact his or her local human resources representative.

3.19 Special Provisions for RSUs Granted to Participants Outside the U.S. The RSUs shall be subject to the special provisions, if any, for the Participant’s country of residence, as set forth in the Special Provisions for RSUs Granted to Participants Outside the U.S. attached to the Grant Notice as Exhibit B (the “Non-U.S. Provisions”).

(a) If Participant relocates to one of the countries included in the Non-U.S. Provisions during the life of the RSU, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

(b) The Company reserves the right to impose other requirements on the RSUs and the shares of Common Stock issuable hereunder, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

SPECIAL PROVISIONS FOR RSUS GRANTED TO PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B to the Codexis, Inc. 2022 Employment Inducement Award Plan (the “Plan”) Restricted Stock Unit Grant Notice (“Grant Notice”) includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Restricted Stock Unit Agreement (the “Agreement”) and the Grant Notice. In the event of any inconsistency between the Agreement and terms in this Exhibit B, the terms of this Exhibit B shall control. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or the Agreement, as applicable.

This Exhibit B also includes information relating to exchange control and other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of September 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs vest or shares of Common Stock acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s individual situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

BELGIUM

Reporting. If you are a Belgian resident, you are required to report any taxable income attributable to the RSUs granted hereunder on your annual tax return. You are also required to report any securities (e.g., shares acquired under the Plan) held and bank accounts (including brokerage accounts) opened and maintained outside of Belgium on your annual tax return. In a separate report, you are required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which such account was opened). This report, as well as information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

FRANCE

Securities Law. This offer does not require a prospectus to be submitted for approval to the Autorité des Marchés Financiers (“AMF”). Participant may take part in the offer solely for his or her own account and any financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code. The information provided to Participant in this Agreement, the Plan or other documents supplied to Participant in connection with the offer to Participant of the RSUs is provided as factual information only and as such is not intended to induce Participant to accept to enter into this Agreement. Any such information does not give or purport to give any indication of the likely future financial success or performance of the Company and historical financial information gives no

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indication of future financial performance. This award of RSUs is not intended to qualify for any favorable tax and social security treatment in France. Should Participant be in any doubt as to the contents of the offer of the RSUs or what course of action to take in relation to the offer, Participant is recommended to immediately seek his or her own personal financial advice from his or her stockbroker, bank manager, solicitor, accountant or other independent financial advisor duly authorized by the competent authorities or bodies.

Exchange Control Information. Participant must declare to the customs and excise authorities any cash and securities the Participant imports or exports without the use of a financial institution when the value of such cash or securities exceeds a certain amount. Participant should consult with Participant’s professional advisor. In addition, if the Participant is a French resident, the Participant may hold stock outside France provided Participant declares all foreign bank and brokerage accounts on an annual basis (including the accounts that were open and those that were closed during the tax year) on a specific form in Participant’s income tax return.

French Language Provision. By signing and returning this Agreement, Participant confirms having read and understood the documents relating to the Plan which were provided to Participant in English language. The Participant accepts the terms of those documents accordingly.

En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of dividends paid on such Shares, Participant must report by the fifth day of the month following the month in which the payment was received. The report must be filed electronically. The form of report can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English.

NETHERLANDS

Withholding. Without limitation to Section 3.3 of the Agreement, Participant agrees that references to “Tax-Related Items” or similar terms in the Agreement and the Plan shall include social insurance contributions including contributions based on the Health Insurance Act (Zorgverzekeringwet) and national insurance contributions (volksverzekeringen). Any payments under the Agreement and the Plan, if any, are out of scope for Participant’s pensionable salary and severance payment, including, but not limited to, the transition payment (transitievergoeding).

Securities Law. Participant should be aware of the Dutch insider-trading rules, which may impact the sale of shares of Common Stock issued upon settlement of the RSUs. In particular, Participant may be prohibited from effectuating certain transactions if Participant has inside information about the Company. By accepting the grant of the RSUs and participating in the Plan, Participant acknowledges having read and understood this securities law information and further acknowledge that it is Participant’s responsibility to comply with the following Dutch insider trading rules. Under the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC (the Market Abuse Regulation),

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Financial Supervision Act (Wet op het financieel toezicht) and the Market Abuse (Financial Supervision Act) Decree (Regeling marktmisbruik Wft), anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or a Subsidiary in the Netherlands who has inside information as described herein. Given the broad scope of the definition of inside information, certain Participants working at a Subsidiary or affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Participant had such inside information.

If Participant is uncertain whether the insider-trading rules apply to Participant, Participant should consult Participant’s personal legal advisor.

UNITED KINGDOM

Withholding. Without limitation to Section 3.3 of the Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or your employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and your employer against any taxes (including, without limitation, any Tax-Related Items) that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Additional Provisions. For RSUs granted to Employees working in the United Kingdom, the Restricted Stock Unit Award, Grant Notice and Agreement, as amended below, form the rules of the UK RSU agreement (the “UK RSU Agreement”). The UK RSU Agreement forms the rules of the employee share scheme applicable to the United Kingdom based Employees of the Company and any Subsidiaries. All awards granted to Employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms. This UK RSU Agreement incorporates the terms of the Plan with the exception that in the United Kingdom only Employees of the Company or any Subsidiaries are eligible to be granted RSUs. Other Service Providers who are not Employees are not eligible to receive RSUs in the United Kingdom.

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